UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

ALLIANCE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14200 Park Meadow Drive #200

Chantilly, Virginia 20151

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (703) 814-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

A Special Meeting of the Shareholders (the “Special Meeting”) of Alliance Bankshares Corporation (“Alliance”) was held on December 19, 2012. A summary of the voting results for the following proposals, each of which is described in more detail in the joint proxy statement/prospectus dated November 9, 2012, which was first mailed to Alliance’s shareholders on or about November 13, 2012, is set forth below.

Proposal 1. Approval of Reorganization Agreement

The proposal to approve the Agreement and Plan of Reorganization, dated as of May 3, 2012, as amended, and related plan of merger (the “Reorganization Agreement”), among WashingtonFirst Bankshares, Inc. (“WashingtonFirst”), Alliance and Alliance Bank Corporation pursuant to which Alliance will merge with and into WashingtonFirst, with WashingtonFirst as the surviving corporation (the “Merger”) was approved by the shareholders by the following vote:

Votes For	Votes Against	Abstain	Broker Non-Votes
4,108,418	3,355	6,388	0

Proposal 2. Approval, in a Non-Binding Advisory Vote, of Certain Compensation to Alliance’s Named Executive Officers in Connection with the Merger

The proposal to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the Merger was approved by the shareholders by the following vote:

Votes For	Votes Against	Abstain	Broker Non-Votes
3,557,622	502,117	58,422	0

Proposal 3. Adjournment or Postponement of Special Meeting

The proposal to approve, if necessary, the adjournment or postponement of the Special Meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to achieve a quorum or approve the Reorganization Agreement:

Votes For	Votes Against	Abstain	Broker Non-Votes
3,996,301	39,332	83,477	0

No other matters were voted on at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation
(Registrant)

By:	/s/ William E. Doyle, Jr.
William E. Doyle, Jr. President and Chief Executive Officer

Date: December 20, 2012